Exhibit 10.2

NOTICE OF INDUCEMENT STOCK OPTION GRANT

You (the “Participant”) have been granted an option to purchase shares of Common Stock of the Company subject to the terms and conditions of this Notice of Stock Option Grant and the electronic representation of this Notice of Stock Option Grant established and maintained by Oncothyreon, Inc. (the “Company”) or a third party designated by the Company (the “Notice”), the attached Stock Option Agreement (the “Option Agreement”) and your offer letter of employment from the Company, dated on or around             , 20    (the “Offer Letter”), as follows:.

Name:

Address:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Exercise Price per Share:	$

Total Number of Shares:

Type of Option:	[Incentive Stock Option][Non-Qualified Stock Option]

Expiration Date:	, 20 ; This Option expires earlier if Participant’s Service terminates earlier, as described in the Option Agreement.

Vesting Schedule: This Option becomes vested and exercisable with respect to the first 25% of the total Shares subject to this Option when Participant completes 12 months of continued Service (as defined in the Option Agreement) with the Company from the Vesting Commencement Date; thereafter, this Option becomes vested and exercisable with respect to an additional 1/48th of the total Shares subject to this Option when Participant completes each month of continued Service with the Company, except as set forth in the Offer Letter with respect to accelerated vesting and exercisability.

By accepting (whether in writing, electronically or otherwise) the Option, Participant acknowledges and agrees to the following: Participant’s Service with the Company or a Parent or Subsidiary is for an unspecified duration, can be terminated at any time (i.e., is “at-will”) and that nothing in this Notice, the Option Agreement, or the Offer Letter changes the at-will nature of that relationship. Participant acknowledges that the vesting of the Options pursuant to this Notice is earned only by continuing Service, except as set forth in the Offer Letter with respect to accelerated vesting and exercisability. Furthermore, the period during which Participant may exercise the Option after such termination of Service will commence on the date Participant ceases to actively provide Services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s Offer Letter. Participant also understands that this Notice is subject to the terms and conditions of both the Option Agreement and the Offer Letter, both of which are incorporated herein by reference. By accepting this Option, Participant consents to the electronic delivery as set forth in the Option Agreement.

PARTICIPANT	ONCOTHYREON INC.

Signature:	By:

Print Name:	Its:

ONCOTHYREON INC.

INDUCEMENT STOCK OPTION AWARD AGREEMENT

You (“You” or “Participant”) have been granted an option to purchase Shares (the “Option”) of Oncothyreon Inc. (the “Company”), subject to the terms and conditions of the Notice of Stock Option Grant (the “Notice”), this Option Agreement and your offer letter of employment from the Company, dated on or around             , 20    (the “Offer Letter”). Capitalized terms used in this Option Agreement are defined in Section 25 of this Option Agreement unless earlier defined throughout this Option Agreement.

1. Vesting Rights. Subject to the applicable provisions of this Option Agreement, this Option will vest and may be exercised, in whole or in part, in accordance with the vesting schedule set forth in the Notice and, if applicable, the acceleration provisions set forth in Section 8 of the Offer Letter. Participant acknowledges and agrees that the vesting schedule may change prospectively in the event Participant’s service status changes between full and part-time status and/or in the event Participant is on an approved leave of absence in accordance with Company policies relating to work schedules and vesting of awards or as determined by the Committee. Participant acknowledges that the vesting of the Shares pursuant to this Notice and Agreement is earned only by continued Service. Notwithstanding the foregoing, the vesting schedule set forth in the Notice and this Section 1 of the Option Agreement will be subject to the vesting acceleration provisions set forth in the Offer Letter.

2. Grant of Option. Participant has been granted an Option for the number of shares of the Company’s common stock and the common stock of any successor security (“Shares”) set forth in the Notice at the Fair Market Value at the exercise price per Share in U.S. Dollars set forth in the Notice (the “Exercise Price”). This Option is intended to be treated as a[n] [Incentive Stock Option (“ISO”)] [Nonqualified Stock Option (“NSO”)].

3. Administration. This Option Agreement will be administered by the either the majority of the independent members of the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”, and either referred to herein as the “Committee”). The Committee will have full power to implement and carry out this Option Agreement.

4. Termination Period.

(a) General Rule. Except as set forth in Section 4(c) below, if Participant’s Service terminates for any reason except death or Disability, and other than for Cause, then this Option will expire at the close of business at Company headquarters on the date ninety (90) calendar days after Participant’s termination date. If Participant’s Service is terminated for Cause (as defined in the Offer Letter), this Option will expire upon the date of such termination. The Committee determines when Participant’s Service terminates for all purposes under this Option Agreement.

(b) Death; Disability. If Participant dies before Participant’s Service terminates (or Participant dies within ninety (90) calendar days of Participant’s termination of Service other than for Cause (as defined in the Offer Letter)), then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death (subject to the expiration terms in Section 8 below). If Participant’s Service terminates because of Participant’s Disability, then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after Participant’s termination date (subject to the expiration terms in Section 8 below).

(c) Retirement. If Participant’s Service terminates because of the Participant’s Retirement, then Participant’s Option may be exercised to the extent vested as of the time of such termination, and will expire at the close of business at Company headquarters on the date twenty-four (24) months after Participant’s termination date (subject to the expiration terms in Section 8 below).

For purposes of this Option Agreement, “Retirement” means with respect to Employees, the act of an Employee voluntarily resigning from Service, or the termination of an Employee’s Service by the Company, a Parent and/or Subsidiary, in either case at any time after the Employee has (i) reached the age of sixty (60) and (ii) been employed by the Company, Parent and/or Subsidiary for a minimum of five (5) consecutive years immediately prior to the date of the Employee’s retirement.

(d) No Notice. Participant is responsible for keeping track of these exercise periods following Participant’s termination of Service for any reason. The Company will not provide further notice of such periods. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

(e) Termination. For purposes of this Option, Participant’s Service will be considered terminated as of the date Participant is no longer providing Services to the Company, its Parent or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) (the “Termination Date”). The Committee shall have the exclusive discretion to determine when Participant is no longer actively providing Services for purposes of Participant’s Option (including whether Participant may still be considered to be providing Services while on an approved leave of absence). Unless otherwise provided in this Option Agreement, the Offer Letter or determined by the Committee, Participant’s right to vest in this Option, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., Participant’s period of services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). Following the Termination Date, Participant may exercise the Option only as set forth in the Notice and this Section 4, provided that the period (if any) during which Participant may exercise the Option after the Termination Date, if any, will commence on the date Participant ceases to provide Services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s employment agreement, if any unless the Participant is providing continuing Services. If Participant does not exercise this Option within the termination period set forth in the Notice or the termination periods set forth above, the Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

5. Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice, this Option Agreement and the Offer Letter. In the event of Participant’s death, Disability, termination for Cause or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Notice, this Option Agreement and the Offer Letter. This Option may not be exercised for a fraction of a Share.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice will be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax-Related Items (as defined in Section 9 below). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and payment of any Tax-Related Items. No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

(c) Exercise by Another. If another person wants to exercise this Option after it has been transferred to him or her in compliance with this Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option. That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable tax withholding due upon exercise of the Option (as described below).

6. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a) Participant’s personal check (of readily available funds that clear prior to the transfer of Shares), wire transfer, or a cashier’s check;

(b) certificates for shares of Company stock that Participant owns, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. Instead of surrendering shares of Company stock, Participant may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Option shares issued to Participant. However, Participant may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price of Participant’s Option if Participant’s action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;

(c) cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares covered by this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to Participant. The directions must be given by signing a special notice of exercise form provided by the Company; or

(d) other method authorized by the Company.

7. Non-Transferability of Option. This Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by Participant or unless otherwise permitted by the Committee on a case-by-case basis. The terms of this Option Agreement will be binding upon the executors, administrators, heirs, successors and assigns of Participant.

8. Term of Option. This Option will in any event expire on the expiration date set forth in the Notice, which date is 10 years after the Date of Grant.

9. Tax Consequences.

(a) Exercising the Option. Participant acknowledges that, regardless of any action taken by the Company or a Parent or Subsidiary employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Option and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

(ii)	withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent; or

(iii)	withholding in Shares to be issued upon exercise of the Option, provided the Company only withholds from the amount of Shares necessary to satisfy the minimum statutory withholding amount; or

(iv)	Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(v)	any other arrangement approved by the Committee;

all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(v) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full member of Shares issued upon exercise of the Options; notwithstanding that a member of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Fair Market Value of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the Tax-Related Items withholding.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Option that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

10. Nature of Grant. By accepting the Option, Participant acknowledges, understands and agrees that:

(a) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(b) all decisions with respect to future Option or other grants, if any, will be at the sole discretion of the Company;

(c) the Option grant will not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Parent or Subsidiary;

(d) Participant is voluntarily receiving the Option;

(e) the Option and any Shares acquired under the Option are not intended to replace any pension rights or compensation;

(f) the Option and any Shares acquired under the Option and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(h) if the underlying Shares do not increase in value, the Option will have no value;

(i) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(j) no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from Participant ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent or Subsidiary or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting the Option, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k) unless otherwise provided in the Option Agreement or by the Company in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(l) the following provisions apply only if Participant is providing services outside the United States:

(i)	the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;

(ii)	Participant acknowledges and agrees that neither the Company, the Employer nor any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

11. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Option, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Option before taking any action related to the Option.

12. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and any Parent or Subsidiary of for the exclusive purpose of implementing, administering and managing the Option.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Option.

Participant understands that Data will be transferred to the stock plan service provider as may be designated by the Company from time to time or its affiliates or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Option. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the stock plan service provider as may be designated by the Company from time to time, and its affiliates, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Option to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s Option. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s Option, and Participant’s participation in other Company human resources and finance administered programs including but not limited to payroll, health care insurance, and the Company’s 401(k) program. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

13. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and on any Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

14. Acknowledgement. The Company and Participant agree that the Option is granted under and governed by the Notice, this Option Agreement and by the provisions of the Offer Letter (incorporated herein by reference). Participant: (a) represents that Participant has carefully read and is familiar with the provisions of the Notice, this Option Agreement and the Offer Letter, and (b) hereby accepts the Option subject to all of the terms and conditions set forth in the Notice, this Option Agreement and the Offer Letter.

15. Entire Agreement; Enforcement of Rights. The Notice, this Option Agreement and the Offer Letter constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Option Agreement, nor any waiver of any rights under this Option Agreement, will be effective unless in writing and signed by the parties to this Option Agreement. The failure by either party to enforce any rights under this Option Agreement will not be construed as a waiver of any rights of such party.

16. Compliance with Laws and Regulations. The issuance of Shares and any restriction on the sale of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and local laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend this Option Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Option Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

17. Severability. If one or more provisions of this Option Agreement are held to be unenforceable, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision will be excluded from this Option Agreement, (b) the balance of this Option Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Option Agreement will be enforceable in accordance with its terms.

18. Governing Law and Venue. This Option Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

Any and all disputes relating to, concerning or arising from this Option Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Notice, this Option Agreement or the Offer Letter, will be brought and heard exclusively in the United States District Court for the Western District of Washington or the courts of King County, Washington. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

19. No Rights as Employee, Director or Consultant. Nothing in this Option Agreement will affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary, to terminate Participant’s Service, for any reason, with or without Cause.

20. Adjustment. If the number of outstanding Shares is changed by an extraordinary cash dividend, a stock dividend, recapitalization, spin-off, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the Exercise Price of and number of Shares subject to this Option, to the extent then-outstanding, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee; and provided further that the Exercise Price of any Option may not be decreased to below the par value of the Shares.

21. Change in Control. Except as otherwise set forth in this Option Agreement or the Offer Letter or any other employment, change in control, severance or similar agreement or policy between Participant and the Company, or as otherwise determined by the Committee, with respect to vesting or exercisability, or the acceleration thereof, in the event that the Company is subject to a Change in Control, the Option shall be subject to the documentation evidencing the Change in Control, which need not treat all outstanding equity awards in an identical manner. Such agreement, without the Participant’s consent, shall provide for one or more of the following with respect to the Option, as of the effective date of such Change in Control:

a.	The continuation of the Option (to the extent outstanding as of the Change in Control) by the Company (if the Company is the successor entity);

b.	The assumption of the Option (to the extent outstanding as of the Change in Control) by the successor or acquiring entity (if any) in such Change in Control (or by its parents, if any), which assumption, will be binding; provided that the exercise price and the number and nature of shares issuable upon exercise of the Option, will be adjusted appropriately pursuant to Section 424(a) of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”);

c.	The substitution by the successor or acquiring entity in such Change in Control (or by its parents, if any) of an equivalent award with substantially the same terms for the Option (to the extent outstanding as of the Change in Control) (except that the exercise price and the number and nature of shares issuable upon exercise of the Option will be adjusted appropriately pursuant to Section 424(a) of the Code); or

d.	A payment to the Participant equal to the excess of (i) the Fair Market Value of the Shares subject to the Option (to the extent outstanding as of the Change in Control) as of the effective date of such Change in Control over (ii) the Exercise Price of Shares subject to the Option in connection with the cancellation of the Option. Such payment will be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. The successor corporation may provide substantially similar consideration to Participant as was provided to stockholders (after taking into account the existing provisions of the Option). Subject to Section 409A of the Code, such payment may be made in installments, may be deferred until the date or dates when the Option would have become exercisable or such Shares would have vested, and such payment may be subject to vesting based on the Participant’s continuing Service, and such payment initially will be calculated without regard to whether or not the Option is then exercisable or such Shares are then vested. In addition, any escrow, holdback, earnout or similar provisions in the agreement for such Change in Control may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Shares. If the Exercise Price of the Shares subject to an Option exceeds the Fair Market Value of such Shares, then the Option may be cancelled without making a payment to the Participant. For purposes of this subsection, the Fair Market Value of any security will be determined without regard to any vesting conditions that may apply to such security.

The Board shall have full power and authority to assign the Company’s right to repurchase or re-acquire or forfeiture rights to such successor or acquiring corporation. Notwithstanding the foregoing, upon a Change in Control in which the successor or acquiring corporation refuses to assume, convert, replace or substitute the Option, as provided above, pursuant to a Change in Control notwithstanding any other provision in this Option Agreement or the Offer Letter to the contrary, and unless otherwise determined by the Committee, the Option shall accelerate in full as of the time of consummation of the Change in Control. In such event, the Committee will notify the Participant in writing or electronically that the Option will be exercisable for a period of time determined by the Committee in its sole discretion, and the Option will terminate upon the expiration of such period. Equity awards need not be treated similarly in a Change in Control.

22. Consent to Electronic Delivery of all Documents and Disclosures. By Participant’s signature and the signature of the Company’s representative on the Notice, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Notice, this Option Agreement and the Offer Letter. Participant has reviewed the Notice and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice, and fully understands all provisions of the Notice, this Option Agreement and the Offer Letter. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Notice, the Option Agreement and, to the extent necessary, the Offer Letter. Participant further agrees to notify the Company upon any change in the residence address indicated on the Notice. By acceptance of this Option, Participant agrees to participate in an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Option Agreement, account statements, prospectuses required by the U.S. Securities and Exchange Commission (if any), U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Option, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail through Stock Administration. Finally, Participant understands that Participant is not required to consent to electronic delivery if local laws prohibit such consent.

23. Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell the Shares or rights to Shares under the Option during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to Participant’s personal advisor on this matter.

24. Award Subject to Company Clawback or Recoupment. Notwithstanding any other provision in an employment offer letter or agreement or a severance or change in control plan, this Option will be subject to clawback or recoupment in accordance with any clawback policy adopted by the Board, required by the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is required by other applicable law, including, but not limited to, the cancellation of Participant’s outstanding Option (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Option. No recovery of compensation under such policy or applicable law will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

25. Definitions. For purposes of this Option Agreement, the following definitions shall apply:

a.	“Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing;

b.	“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity;

c.

“Change in Control” means (i) a sale, conveyance, exchange or transfer in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; and (iii) a sale of substantially all of the assets of the Company;

d.	“Director” means a member of the Board of Directors and “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary;

e.	“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;

f.	“Employees” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company;

g.	“Fair Market Value” means, as of any date, the value of a Share determined as follows:

i.	if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

ii.	if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

iii.	if none of the foregoing is applicable, by the Board or the Committee in good faith.

h.	“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain;

i.

“Service” means service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate, subject to such further limitations as may be set forth in this Option Agreement or the Offer Letter. An Employee will not be deemed to have ceased to provide Service in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by the Company. In the case of any Employee on a leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension of or modification of vesting of the Option while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may the Option be exercised after the expiration of the term set forth in this Option Agreement. In the event of military or other protected leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave, he or she shall be given vesting credit with respect to the Option to the same extent as would have applied had the Participant continued to provide Services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. An employee shall have terminated employment as of the date he or she ceases provide Services (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an employee to a consultant or advisor shall not terminate the service provider’s Service, unless determined by the Committee, in its discretion. Notwithstanding the foregoing, the Committee will have sole discretion to determine whether a Participant has ceased to provide Services and the effective date on which the Participant ceased to provide Services;

j.	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

BY ACCEPTING THIS OPTION, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE, IN THE NOTICE AND IN THE OFFER LETTER.